UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 30, 2007

MONSTER WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21571	13-3906555
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Third Avenue
New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)     (212) 351-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 30, 2007, the Compensation Committee of the Board of Directors of the Company approved the individual performance goals for William Pastore, President and Chief Executive Officer, and Charles Baker, Senior Vice President and Chief Financial Officer, to be utilized for the determination of performance awards under the Company’s 1999 Long Term Incentive Plan (the “LTIP”) for the calendar year ending December 31, 2007 (the “2007 Goals”).

The performance goals are based upon the attainment by the Company of one or more of a range of certain specified percentage increases in earnings per share and revenue.  Subject to terms of the LTIP and the adjustments described below, upon the certification of the Compensation Committee of the achievement of the 2007 Goals, Mr. Pastore and Mr. Baker will be entitled to receive bonuses in specified amounts.

Payments of such performance awards shall be subject to continued employment of the individual by the Company through the date of the certification by the Compensation Committee of the achievement of the 2007 Goals (irrespective of whether any cessation or termination of employment is voluntary or involuntary) and shall be subject to the terms and conditions of the LTIP, including the Compensation Committee’s right to reduce the amount that would otherwise be payable pursuant to a performance-based award.  To the maximum extent permissible under the LTIP, the awards shall be payable first in cash and then in shares of the Company’s common stock.  The maximum aggregate cash amount that may be paid to any single individual named above under the LTIP with respect to calendar year 2007 (whether under the awards discussed in this Form 8-K or other performance-based awards in calendar year 2007) is $1,000,000.

On March 30, 2007, the Compensation Committee also approved the grant of restricted stock units under the LTIP to approximately 800 employees of the Company, including certain executive officers, subject to the execution of a Restricted Stock Unit Agreement (each an “RSU Agreement”) by the Company and each such grantee. Mr. Pastore and Mr. Baker were granted 40,000 and 20,000 restricted stock units, respectively.

Notwithstanding the foregoing, the number of shares of Common Stock covered by each RSU Agreement are subject to reduction or elimination based on whether or not certain specified performance-based conditions set forth in the RSU Agreement are satisfied. If the optimal performance-based condition becomes satisfied, the maximum number of restricted stock units will vest in 25% increments on each of March 17, 2008, March 16, 2009, March 15, 2010 and March 15, 2011, provided that the recipient is continuously employed by the Company or any of its affiliates on each applicable vesting date. In the event the optimal performance-based condition is not satisfied but a minimum performance-based condition is satisfied, a reduced number of restricted stock units will vest in 25% increments on each of March 17, 2008, March 16, 2009, March 15, 2010 and March 15, 2011, provided that the recipient is continuously employed by the Company or any of its affiliates on each applicable vesting date. In the event the minimum performance-based condition is not satisfied, no restricted stock units will be awarded. Restricted stock units may automatically vest if during the recipient’s employment the recipient dies or incurs a specified disability, or there occurs a Change in Control (as defined in the RSU Agreement).

ITEM 9.01              Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.

Registrant

By:	/s/ Charles Baker
Chief Financial Officer

Dated:  April 5, 2007